UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2008

DREW INDUSTRIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Mamaroneck Avenue, White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In accordance with Registrant’s previously announced executive succession plan, effective May 28, 2008, Leigh J. Abrams, President and Chief Executive Officer of Registrant and a Director, who will continue as Chief Executive Officer and a Director, was succeeded as President by Fredric M. Zinn, formerly Executive Vice President and Chief Financial Officer. Mr. Zinn was also appointed a Director of Registrant.

Mr. Abrams and the Compensation Committee of Registrant’s Board of Directors are developing a compensation arrangement with respect to Mr. Abrams, to be effective as of January 1, 2009. Mr. Abrams’ compensation arrangement for 2008 will remain unchanged.

The Compensation Committee approved for Mr. Zinn, in his capacity as President, base salary at an annualized rate of $375,000 commencing May 28, 2008. For 2008, Mr. Zinn’s bonus will be discretionary. The Compensation Committee and Mr. Zinn are in the process of developing a salary and performance-based incentive compensation plan for 2009-2011. It is expected that the compensation plan will be reviewed by an independent compensation consultant prior to becoming effective.

Joseph S. Giordano III, formerly Corporate Controller and Treasurer, succeeded to the position of Chief Financial Officer, and will continue to serve as Treasurer. The Compensation Committee approved for Mr. Giordano, in such capacities, base salary at an annualized rate of $210,000 commencing May 28, 2008. Mr. Giordano will also receive a discretionary bonus, based primarily on the effectiveness with which he discharges his responsibilities. The Compensation Committee does not link compensation of Registrant’s financial executives to earning levels because it believes that financial executives should be totally objective in recording and reporting financial information about Registrant.

Christopher L. Smith, formerly Assistant Controller of Registrant succeeded to the position of Corporate Controller. The Compensation Committee approved for Mr. Smith, in such capacity, base salary at an annualized rate of $140,000 commencing May 28, 2008. Mr. Smith will also receive a discretionary bonus, based primarily on the effectiveness with which he discharges his responsibilities.

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED (Registrant)

By:	/s/ Fredric M. Zinn
Fredric M. Zinn
Dated: June 19, 2008	President